Exhibit 5.1
[LETTERHEAD OF BRUNINI, GRANTHAM, GROWER & HEWES, PLLC]
November 30, 2009
Trustmark Corporation
248 East Capitol Street
Jackson, Mississippi 39201
Ladies and Gentlemen:
     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Trustmark Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an indeterminate amount of the Company’s shares of Common Stock, no par value, with an aggregate public offering price of up to $115,000,000 (the “Shares”).
     We are counsel for the Company. We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.
     We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon records of meetings of the Board of Directors of the Company and Committees thereof as provided to us by the Company, the Articles of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Mississippi and the federal laws of the United States of America.
     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement has become effective under the Act and the terms of the issuance and sale of the Shares have been duly approved by all necessary corporate action by the Company, the Shares, when duly issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Brunini Grantham Grower & Hewes, PLLC

/s/ Granville Tate, Jr.